              Confidential Materials omitted and filed separately
                  with the Securities and Exchange Commission
                        Asterisks denote such omissions


                           STOCK PURCHASE AGREEMENT



                                     AMONG


                               OPEN MARKET, INC.


                   REED ELSEVIER INC. AND FOLIO CORPORATION




                               FEBRUARY 20, 1997



                           STOCK PURCHASE AGREEMENT


        This Agreement (the "Agreement") dated as of February 20, 1997 is by and among Open Market, Inc., a Delaware corporation with its principal office at 245 First Street, Cambridge, Massachusetts 02142 (the "Buyer"), Folio Corporation, a Utah corporation with its principal office at 5072 North 300 West, Provo, Utah 84604 (the "Company"), and Reed Elsevier Inc., a Massachusetts corporation with an office at 275 Washington Street, Newton, Massachusetts 02158 and the sole stockholder of the Company ("Stockholder"), who owns all of the issued and outstanding capital stock of every kind and description of the Company.

Preliminary Statement

        1. The Stockholder owns, or at the Closing (as defined below) will own, 1,480 shares (the "Shares") of the common stock, no par value per share

(the "Common Stock") of the Company, which Shares will represent all of the issued and outstanding shares of capital stock of the Company immediately prior to the Closing.

        2. The Buyer desires to purchase, and the Stockholder desires to sell, the Shares for the consideration set forth below, upon the terms and subject to the conditions of this Agreement.

        NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows.

        1.      Purchase and Sale of the Shares.

                1.01 Purchase of the Shares from the Stockholder. Upon the terms and subject to the conditions of this Agreement, at the closing of the transactions contemplated by this Agreement (the "Closing"), the Stockholder shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from the Stockholder, the Shares. At the Closing, the Stockholder shall deliver to the Buyer a certificate evidencing such Shares duly endorsed in blank or with stock power(s) duly executed by the Stockholder.
                1.02 Further Assurances. At any time and from time to time after the Closing, at the Buyer's request and without further consideration, the Stockholder shall promptly execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take all such other action as the Buyer may reasonably request, in order to more effectively transfer, convey and assign to the Buyer, and to confirm the Buyer's title to, all of the Shares, to put the Buyer in actual possession and operating control of the assets, properties and business of the Company, to assist the Buyer in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement.

                1.03    Base Purchase Price.

                        (a) The purchase price to be paid by the Buyer for the Shares and the non-competition agreement in Section 9.03 hereof shall be Forty-Five Million Dollars ($45,000,000) (the "Base Purchase Price"), subject to adjustment pursuant to Sections 1.04 and 1.05 hereof. In payment of the Base Purchase Price, the Buyer shall deliver to the Stockholder:

 (i) at the Closing, the sum of Ten Million Dollars ($10,000,000) by wire transfer of immediately available funds to an account designated by the Stockholder;

(ii) at the Closing, that number of shares of common stock, $.001 par value per share ("Buyer Common Stock"), of the Buyer, determined by dividing $12,500,000 by the Average Closing Price. The Average Closing Price shall equal the average of the reported closing price of a share of Buyer Common Stock on the Nasdaq National Market for each of the ten
        (10) trading days immediately preceding the public announcement by Buyer of the acquisition by Buyer of the Company;

(iii) on January 5, 1998, a number of shares of Buyer Common Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) equal to the number of shares issued to the Stockholder pursuant to clause (ii) above (the shares issued pursuant to this Section 1.03(a)(ii) and (iii) shall be collectively referred to herein as the "Buyer Shares"); and

 (iv) at the Closing, the promissory note of the Buyer in the original principal amount of $10,000,000 in the form attached hereto as Exhibit A.

                        (b) From and after the Closing, the Stockholder shall have registration rights with respect to Buyer Common Stock issued to Stockholder hereunder in accordance with the provisions of Appendix I hereto, which are incorporated herein by reference.

                        (c) On or before the Closing the parties shall mutually agree on the allocation of the Base Purchase Price among the Shares and the non-competition agreement contained in Section 9.03 hereof. Further, any amounts allocated for the non-competition agreement shall be deemed to be included in the payment made to Stockholder pursuant to Section 1.03(a)(i).

                1.04 Post-Closing Adjustments. The Base Purchase Price set forth in Section 1.03 hereof shall be subject to adjustment after the date of the Closing (the "Closing Date") as follows:

                        (a) As promptly as possible following the Closing Date, the Buyer shall cause Arthur Andersen LLP, independent public accountants for the Buyer (the "Buyer's Auditors"), to conduct an audit of the books and records of the Company as of the Closing Date. Not later than 75 days after the Closing Date, the Buyer shall cause the Buyer's Auditors to deliver a balance sheet of the Company as of the Closing Date (as corrected pursuant to Section 1.04(c) hereof, the "Closing Balance Sheet") to each of the parties to this Agreement. The Closing Balance Sheet shall be prepared in accordance with United States generally accepted accounting principles ("USGAAP"), and in a manner consistent with the Financial Statements of the Company referred to in Section 3.06 except to the extent inconsistent with USGAAP, without any adjustments applicable solely as a result of the acquisition of the Shares by the Buyer on the Closing Date, and shall be certified without qualification by the Buyer's Auditors in accordance with generally accepted auditing standards. The Closing Balance Sheet shall be accompanied by a statement prepared by the Buyer's Auditors setting forth the basis for the determination of the items and values reflected on the Closing Balance Sheet.

                        (b) The Stockholder and one firm of independent certified public accountants acting on behalf of the Stockholder (the "Stockholder's Auditors") shall have the right to review the work papers of the Buyer's Auditors utilized in preparing the Closing Balance Sheet, and shall have full access to the books, records, properties and personnel of the Company for purposes of verifying the accuracy and fairness of the presentation of the Closing Balance Sheet. The Stockholder shall work in good faith and reasonably cooperate with the Buyer and the Buyer's Auditors in the preparation of the Closing Balance Sheet and the resolution of any dispute in connection therewith pursuant to paragraph (c) below.

                        (c) The values or amounts for each item reflected on the Closing Balance Sheet shall be binding upon the Stockholder (absent fraud or manifest error), unless the Stockholder gives written notice within 45 days after delivery of the Closing Balance Sheet, of disagreement with any of the values or amounts shown on the Closing Balance Sheet, specifying as to each such item in reasonable detail, the nature and extent of such disagreement (the "Dispute Notice"). If the Buyer and the Stockholder are unable to resolve any such disagreement within 45 days after the date of delivery of the Dispute Notice, the disagreement shall be submitted to arbitration in accordance with the provisions of Section 11 hereof. If as a result of the resolution of any disputes by agreement or by arbitration pursuant to Section 11, any amount shown in the Closing Balance Sheet is determined to be not in conformance with the provisions hereof, such nonconforming amount shall be deleted from the Closing Balance Sheet and the conforming amount shall be inserted in lieu thereof. The Closing Balance Sheet, as so conformed, shall constitute the Closing Balance Sheet for purposes of this Agreement.

                        (d) The Buyer shall pay the fees and disbursements of the Buyer's Auditors. The fees and disbursements of the Stockholder's Auditors incurred in the review of the Closing Balance Sheet shall be paid by the Stockholder.

                        (e) Immediately upon the expiration of the 45-day period for giving the Dispute Notice, if no Dispute Notice is received by the Buyer, or immediately upon the resolution of disputes, if any, pursuant to this Section 1.04, the Base Purchase Price shall be adjusted as follows (as so adjusted, the "Adjusted Purchase Price"):

(i) If the Closing Net Worth of the Company (as such term is defined below) on the Closing Date is less than $14,963,000, the deficiency shall be deducted from the Base Purchase Price to obtain the Adjusted Purchase Price.

(ii) If the Closing Net Worth of the Company on the Closing Date is more than $14,963,000, the excess shall be added to the Base Purchase Price to obtain the Adjusted Purchase Price.

(iii) The term "Closing Net Worth" of the Company is defined as the excess of the total assets over the total liabilities as shown in the Closing Balance Sheet adjusted for the items (A) through (F) described below:

        (A) The aggregate amount of allowance for uncollectible accounts receivable and the allowance for sales returns and concessions included in the Closing Balance Sheet in excess of the aggregate amount of the same allowances included in the Company's unaudited financial statements prepared by the Stockholder as of the Closing Date ("Unadjusted Balance Sheet") will be excluded from the computation of Closing Net Worth. The Seller agrees that the Unadjusted Balance Sheet shall contain allowances for uncollectible accounts receivable and sales returns and concessions at an aggregate amount equal to or greater than the aggregate amount ($264,279) included in the Company's financial statements as of December 31, 1996 in preparing the Unadjusted Balance Sheet.

        (B) The aggregate net amount of all intangible assets resulting from the purchase of the Company by the Stockholder in December 1994 included in the Closing Balance Sheet will be excluded from the computation of Closing Net Worth of the Company.

        (C) The amount of Taxes (as defined in Section 3.09(a)) accruals included in the Closing Balance Sheet in excess of the amount of Taxes accruals included in the Unadjusted Balance Sheet will be excluded from the computation of Closing Net Worth of the Company.

        (D) All liabilities due and payable to the

Stockholder and its Affiliates will be excluded from the computation of Closing Net Worth of the Company other than obligations arising from arm's-length transactions for the sale of products or services entered into in the Ordinary Course of Business or as otherwise contemplated hereby.

        (E) The amount of deferred revenue included in the Closing Balance Sheet in excess of the amount of deferred revenue included in the Unadjusted Balance Sheet will be excluded from the computation of Closing Net Worth of the Company.

        (F) The amount of reserves for potential litigation settlements included in the Closing Balance Sheet in excess of the amount of reserves for potential litigation settlements included in the Unadjusted Balance Sheet will be excluded from the computation of Closing Net Worth.

        (G) Fixed assets shall be recorded in the Closing Balance Sheet at their historical values less accumulated depreciation through the Closing Date, using the same useful lives, as used in the preparation of the Unadjusted Balance Sheet.

                1.05    Payments on Account of Adjustments.

                        (a) If the Adjusted Purchase Price is less than the Base Purchase Price, the difference together with interest thereon at the rate of 8% per annum from the Closing Date to the payment of such difference, shall be paid to the Buyer immediately upon the expiration of the 45-day period for giving the Dispute Notice, if no Dispute Notice is given, or immediately upon final resolution, in accordance with Section 11 hereof, of any dispute in connection with the determination of the Adjusted Purchase Price.

                        (b) If the Adjusted Purchase Price is more than the Base Purchase Price, the difference together with interest thereon at the rate of 8% per annum from the Closing Date to the payment of such difference, shall be paid to the Stockholder immediately upon the expiration of the 45-day period for giving the Dispute Notice, if no Dispute Notice is given, or immediately upon final resolution, in accordance with Section 11 hereof, of any dispute in connection with the determination of the Adjusted Purchase Price.

                        (c) All amounts except interest payable pursuant to paragraph (a) or (b) of this Section 1.05, shall be paid by Buyer or the Stockholder, as applicable, by the delivery and transfer of Buyer Shares with an aggregate value equal to the amount to be paid; for purposes of determining said aggregate value, the value of a share of Buyer Common Stock shall be equal to the Average Closing Price. Interest will be payable in cash.

                        (d) Notwithstanding the above, any adjustment amount payable hereunder may, at the option of the party making such payment, be made in cash. Any adjustment amount in excess of $5,000,000 shall be paid in cash.

                1.06    Closing.   The Closing shall take place at the offices
of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109 at 10:00 a.m., Boston Time, on the earlier of March 3, 1997 or the third business day after the expiration or termination of all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act (as defined below) or at such other place, time or date as may be mutually agreed upon in writing by the parties. The transfer of the Shares by the Stockholder to the Buyer shall be deemed to occur at 10:00 a.m., Boston Time, on the Closing Date.

                1.07    Election.

                        (a) Subject to the conditions in paragraph (b) below the Stockholder agrees, if so directed by the Buyer, to join with Buyer in making an election under Section 338(h)(10) of the Code (and any corresponding elections allowable under state, local, or foreign tax law) (collectively, a "Section 338(h)(10) Election") with respect to the purchase and sale of the Shares hereunder. Stockholder will pay any Tax, including any liability of the Company for Tax resulting from the application to it of Treasury

Regulations under Section 338, attributable to the making of the Section 338(h)(10) Election and will indemnify the Buyer and the Company against any adverse consequences arising out of any failure to pay such Tax. Stockholder will also pay any state, local, or foreign tax (and indemnify the Buyer and the Company, against any adverse consequences arising out of any failure to pay such
Tax) attributable to an allowable election under state, local or foreign law similar to the election available under Section 338(g) of the Code (or which results from the making of an election under Section 338(g) of the Code) with respect to the purchase and sale of the stock of the Company hereunder.

                        (b) Notwithstanding paragraph (a) above, the Stockholder need not agree to join in the Section 338(h)(10) Election unless either (i) such Election does not cause Stockholder to incur any greater Tax liability resulting from the sale of the Shares than it would have incurred had such Election not been made or (ii) Buyer will pay to Stockholder an additional cash amount which indemnifies Stockholder for such additional liability incurred.

        2.      Representations of the Stockholder Regarding the Shares.

                The Stockholder represents and warrants to the Buyer as follows:

                        (a) The Stockholder has good and marketable title to the Shares, free and clear of any and all covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, options and adverse claims or rights whatsoever ("Claims").

                        (b) The Stockholder has the full right, power and authority to enter into this Agreement and to transfer, convey and sell the Shares to the Buyer at the Closing and, upon consummation of the purchase contemplated hereby, the Buyer will acquire from the Stockholder good and marketable title to such Shares, free and clear of all Claims.

                        (c) The Stockholder is not a party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction or decree of any court or other governmental body which would prevent the execution or delivery of this Agreement by the Stockholder or the transfer, conveyance and sale of the Shares to the Buyer pursuant to the terms hereof.

                        (d) Except for Hambrecht & Quist LLC, no broker or finder has acted for the Stockholder or the Company in connection with this agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder's fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of the Stockholder or the Company.

        3. Representations and Warranties of the Stockholder and the Company.

                The Stockholder and the Company, jointly and severally, represent and warrant to the Buyer that the statements contained in this Section 3 are true and correct, except as set forth in the disclosure schedule attached hereto (the "Disclosure Schedule"). The Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 3.

                3.01 Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of Utah. The Company is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where failure to so qualify will not have a material adverse effect on the assets, business, financial condition, results of operations or future prospects of the Company. The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished to the Buyer true and complete copies of its Articles of Incorporation and By-laws, each as amended and as in effect on the date hereof. The Company is not in default under or in violation of any provision of its Articles of Incorporation or By-laws.

                3.02 Capitalization. The authorized capital stock of the Company consists of 1,000 shares of Common Stock, no par value per share, all of which shares are issued and outstanding and owned of record and beneficially by the Stockholder and at the Closing the authorized capital stock of the Company will consist of 1,500 shares of Common Stock, no par value per share, of which 1,480 shares will be issued and outstanding and owned of record and beneficially by the Stockholder. All of the issued and outstanding Shares are, and prior to the Closing will be, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance, disposition or acquisition of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. There are no agreements, voting trusts, proxies or understandings with respect to the voting, or registration under the Securities Act of 1933, of any shares of capital stock of the Company. All of the issued and outstanding shares of capital stock of the Company were issued in compliance with applicable federal and state securities laws.

                3.03 Authority. The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance by the Company and the Stockholder of this Agreement and the consummation by the Company and the Stockholder of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company and the Stockholder, as applicable. This Agreement has been duly and validly executed and delivered by the Company and the Stockholder, respectively, and constitutes a valid and binding obligation of the Company, and the Stockholder, respectively, enforceable against the Company and the Stockholder, respectively, in accordance with its terms.

                3.04 Noncontravention. Subject to compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Hart-Scott-Rodino Act"), neither the execution and delivery of this Agreement by the Company and the Stockholder, nor the consummation by the Company and the Stockholder of the transactions contemplated hereby, will (a) conflict with or violate any provision of the charter or by-laws of the Company or the Stockholder, (b) require on the part of the Company or the Stockholder any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a "Governmental Entity"), (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest (as defined below) or other arrangement to which the Company or the Stockholder is a party or by which the Company or the Stockholder is bound or to which any of their respective assets is subject, other than any conflict, breach, default, acceleration, termination, modification or cancellation which individually or in the aggregate would not have a material adverse effect on any of the assets, business, financial condition, results of operations or future prospects of the Company (a "Material

Adverse Effect") or on the ability of the parties to consummate the transactions contemplated by this Agreement, (d) result in the imposition of any Security Interest upon any assets of the Company or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or the Stockholder or any of their respective properties or assets. For purposes of this Agreement, "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge, or other lien (whether arising by contract or by operation of law), other than (i) mechanic's, materialmen's, and similar liens,
(ii) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation, and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount) ("Ordinary Course of Business") of the Company and not resulting in a material Adverse Effect.

                3.05 Subsidiaries. The Company has no subsidiaries and the Company has no equity or other ownership interest in any corporation, partnership or other entity.

                3.06    Financial Statements; Cash Balance.

                        (a) The Company has provided to the Buyer the unaudited balance sheets and statements of income, changes in stockholder's equity and cash flows for each of the last two fiscal years for the Company. Except as set forth in Section 3.06 of the Disclosure Schedule, such financial statements (collectively, the "Financial Statements") have been prepared in accordance with USGAAP applied on a consistent basis throughout the periods covered thereby, fairly present the financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Company.

                        (b) The Stockholder warrants that as of the Closing Date the Company will have at least $1.00 of cash balances as reflected on the books and records of the Company.

                3.07    Absence of Certain Changes.  Since December 31, 1996,
(a) there has not been any material adverse change in any of the assets, business, financial condition or results of operations of the Company, nor has there occurred any event or development which could reasonably be foreseen to result in such a material adverse change in the future, and (b) the Company has not taken any of the actions set forth in paragraphs (a) through (n) of Section 5.04.

                3.08 Undisclosed Liabilities. Except as otherwise disclosed in Section 3.08 of the Disclosure Schedule and for Assumed Taxes (as defined below), the Company does not have any liability (whether known or unknown, absolute or contingent, liquidated or unliquidated and due or to become due), except for (a) liabilities shown on the balance sheet dated December 31, 1996 ("1996 Balance Sheet"), (b) liabilities which have arisen since December 31, 1996 in the Ordinary Course of Business and which are similar in nature and amount to the liabilities which arose during the comparable period of time in the immediately preceding fiscal period and (c) liabilities incurred in the Ordinary Course of Business which are not required by USGAAP to be reflected on a balance sheet.

        3.09    Tax Matters.

                (a) Except for Taxes (as defined below) for which Stockholder has assumed liability pursuant to Section 7.01 herein ("Assumed Taxes"), the Company has filed all Tax Returns (as defined below) that it was required to file and all such Tax Returns were correct and complete in all material respects. The Company has paid all Taxes that are shown to be due on any such Tax Returns. The unpaid Taxes of the Company for tax periods through December 31, 1996 do not exceed the accruals and reserves (other than reserves for deferred taxes) for Taxes set forth on the 1996 Balance Sheet. The Company does not have any actual or potential liability for any unpaid Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included the Company during a prior period), whether pursuant to law or pursuant to any tax sharing agreement or otherwise, other than the Company. Except as set forth in Section 3.09 of the Disclosure Schedule and except for Assumed Taxes, all Taxes that the Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity responsible for the imposition or collection of Taxes (the "Taxing Authority"). For purposes of this Agreement, "Taxes" means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof. For purposes of this Agreement, "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a Taxing Authority in connection with Taxes.

                (b) The Company has delivered to the Buyer correct and complete copies of all pro forma federal and state income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since December 2, 1994. The federal income Tax Returns of the Company have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years through

December 31, 1992. No examination or audit of any Tax Returns of the Company by any Governmental Entity is currently in progress or, to the knowledge of the Company or the Stockholder, threatened or contemplated. Neither the Company nor the Stockholder has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

                (c) The Company is not a "consenting corporation" within the meaning of Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"), and none of the assets of the Company are subject to an election under
Section 341(f) of the Code. The Company has not made or is not obligated to make any payment or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code or that are subject to any excise tax under Section 4999 of the Code. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code. The Company is currently not a party to any Tax allocation or sharing agreement.

                (d) The Company is not, and has not ever been, a member of an "affiliated group" of corporations (within the meaning of Section 1504 of the Code), other than the group of which it presently is a member and other than the consolidated group of The Mead Corporation.

                3.10 Assets. The Company owns or leases all tangible assets necessary for the conduct of its businesses as presently conducted and as presently proposed to be conducted. Each such tangible asset with a net book value in excess of $10,000 is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. No asset of the Company (tangible or intangible) is subject to any Security Interest. Attached to the Disclosure

Schedule is a materially true, correct and complete list of each asset owned or leased by the Company with a net book value in excess of $10,000.

                3.11 Owned Real Property. Section 3.11 of the Disclosure Schedule lists the address of the sole parcel of real property that the Company owns (together with all improvements on and appurtenances to said parcel, the "Real Estate"). With respect to the Real Estate:

                (a) the Company has good and clear record and marketable title to the Real Estate, insurable by a recognized national title insurance company at standard rates, free and clear of any Security Interest, easement, covenant, restriction, lien, reservation, tenancy or other obligation except for the recorded easements, covenants and other restrictions set forth in Section 3.11 of the Disclosure Schedule (the "Permitted Encumbrances");

                (b) there are no (i) pending or, to the knowledge of the Company or the Stockholder, threatened condemnation proceedings relating to the Real Estate, (ii) pending or, to the knowledge of the Company or the Stockholder, threatened litigation or administrative actions relating to the Real Estate, or
(iii) other matters affecting adversely the occupancy, ownership or value of the Real Estate or the use of the same as an office building with ancillary uses (the "Intended Uses");

                (c) the legal description for the Real Estate contained in the existing title insurance policy therefor describes the Real Estate fully and adequately; the Real Estate may be used as of right under applicable zoning and land use laws for the Intended Uses, and the buildings and improvements thereon are located within the boundary lines of the described parcels of land comprising the Real Estate, are not in violation of current setback requirements, zoning laws and ordinances and do not encroach on any easement which may burden the Real Estate; the Real Estate does not serve any adjoining property for any purpose inconsistent with the Intended Uses; and the Real Estate is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained;

                (d) there are no leases, subleases, licenses or agreements, written or oral, granting to any party or parties (other than the Company) the right of use or occupancy of any portion of the Real Estate, and no party other than the Company currently uses or occupies any portion of the Real Estate;

                (e) there are no outstanding options or rights of first refusal to purchase the Real Estate or any portion thereof or interest therein;

                (f) all facilities located on the Real Estate are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer and storm sewer, all of which services are adequate for the Intended Uses and in accordance with all applicable laws, ordinances, rules and regulations and are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting the Real Estate;

                (g) the Real Estate abuts on and has direct vehicular access to a public road or access to a public road via a permanent, irrevocable, appurtenant easement benefiting the Real Estate;

                (h) the Company has not received notice of, and to the best of the Company's or the Stockholder's knowledge, there is no proposed or pending proceeding to change or redefine the zoning classification of all or any portion of the Real Estate;

                (i) the improvements constructed on the Real Estate are in good condition and proper order, free of roof leaks, insect infestation, and material construction defects, and all mechanical and utility systems servicing such improvements are in good condition and proper working order, free of material defects;
                (j) the Real Estate is an independent unit which does not rely on any facilities (other than the facilities of public utility and water companies) located on any other property (i) to fulfill any zoning, building code, or other municipal or governmental requirement, (ii) for structural support or the furnishing of any essential building systems or utilities, including, but not limited to electric, plumbing, mechanical, heating, ventilating, and air conditioning systems, or (iii) to fulfill the requirements of any lease. No building or other improvement not included in the Real Estate relies on any part of the Real Estate to fulfill any zoning, building code, or other municipal or governmental requirement or for structural support or the furnishing of any essential building systems or utilities;

                (k) except as set forth in Section 3.11 of the Disclosure Schedule, no work has been performed on or materials supplied to the Real Estate within any applicable statutory period which could give rise to mechanics or materialmen's liens;

                (l) except as set forth in Section 3.11 of the Disclosure Schedule, there are no taxes or betterment assessments other than current real estate taxes pending or payable against the Real Estate and there are no contingencies existing under which any assessment for real estate taxes may be retroactively filed against the Real Estate; there are no taxes or levies, permit or connection fees which must be paid respecting existing curb cuts, sewer hookups, water-main hookups or services of a like nature; and the Real Estate is assessed by local property assessors as a tax parcel or parcels separate from all other tax parcels;

                (m) no notices, permits, licenses, approvals, taxes or fees relating to the Real Estate, including transfer taxes and recording fees, are required to be filed, secured or paid for in connection with the transaction described in this Agreement;

                (n) the Real Estate complies with the requirements of (i) all environmental, pollution control, waste products and sewage control statutes, laws, codes, ordinances, rules, orders, regulations and decrees of any and all Governmental Entities and (ii) all building, zoning, subdivision, health, safety and all other applicable statutes, laws, codes, ordinances, rules, orders, regulations and decrees of any and all Government Entities except to the extent that the violation of which will not have a Material Adverse Effect;

                (o) Section 3.11 of the Disclosure Schedule sets forth a true, correct and complete list of all title insurance policies, surveys, engineering reports, if any, and hazardous waste reports prepared by or on behalf of the Company or the Stockholder since December 2, 1994 with respect to the Real Estate, true, correct and complete copies of which have previously been delivered by the Company to the Buyer;

                (p) no consent of any mortgagee of the Real Estate or other third party holding an interest in the Real Estate is required in connection with the transactions contemplated under this Agreement; and

                (q) the Company has delivered to the Buyer true, correct and complete copies of the following materials relating to the Real Estate, to the extent in the Stockholder's or the Company's possession: appraisals, title insurance policies currently in force, surveys, engineering and structural reports, warranties, as-built plans and specifications and environmental site assessments.

                3.12    Intellectual Property.

                        (a) The Company owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents and registered trademarks, and all material trademarks, trade names, service marks, copyrights, and any applications for such patents, trademarks, trade names, service marks and copyrights, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material (collectively, "Intellectual Property") that are used to conduct its business as currently conducted or currently planned to be conducted in the manner so planned. It is understood that Buyer is not acquiring any rights hereunder to any intellectual property of the Stockholder or its Affiliates (other than the Company) which is either (i) used by the Company in the marketing of its products in order to identify the Company's affiliation with the Stockholder and its Affiliates or (ii) used by such Affiliates or the Stockholder in their capacity as licensees or distributors of the Company's products in order to identify themselves as the distributor of the relevant product or to associate such product with their own products marketed in association with such product. Section 3.12 of the Disclosure Schedule lists (i) all patents and patent applications and all trademark, and service mark registrations and applications therefor, registered copyrights, and other material trademarks, trade names and service marks which are used in the business of the Company, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any such application for such issuance or registration has been filed, (ii) all material written licenses, sublicenses and other agreements to which the Company is a party and pursuant to which any person is authorized to use any Intellectual Property rights, and (iii) all material written licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any third party patents, trademarks, copyrights, or other intellectual property right, including software ("Third Party Intellectual Property Rights") which are used in the business of the Company or which form a part of any product or service of the Company. The Company is not a party to any oral license, sublicense or agreement which, if reduced to written form, would be required to be listed in Section 3.12 of the Disclosure Schedule under the terms of this Section 3.12(a).

                        (b) The Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of the Company's obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property or Third Party Intellectual Property Rights.

                        (c) The Company has not been named, and to the knowledge of the Company or the Stockholder has not been threatened to be named, in any suit, action or proceeding which involves a claim of infringement of any Intellectual Property right of any third party. The manufacturing, marketing, licensing or sale of the products or performance of the service offerings of the Company do not infringe any Intellectual Property right of any third party; and to the knowledge of the Company or the Stockholder, except as set forth in
Section 3.12 of the Disclosure Schedule, the Intellectual Property rights of the Company are not being infringed by activities, products or services of any third party.

                3.13 Inventory. All inventory of the Company consists of a quality and quantity usable and saleable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written-off or written-down to net realizable value on the 1996 Balance Sheet. All inventories not written-off have been priced at the lower of cost or market on a first-in, first-out basis. The quantities of each type of inventory, whether raw materials, work-in-process or finished goods, are not excessive or deficient in the present circumstances of the Company.

                3.14 Real Property Leases. Section 3.14 of the Disclosure Schedule lists all real property leased or subleased to the Company (except for leases or subleases with remaining terms of less than 12 months and for which the lease payments are less than $1,500 per year) and lists the square footage leased thereunder, the term of such lease, any extension and expansion options, and the rent payable thereunder, including additional rent payable on account of real estate taxes and operating expenses. The Company has delivered to the Buyer true, correct and complete copies of the leases and subleases listed in Section
3.14 of the Disclosure Schedule,
together with all amendments and modifications of the same and all agreements supplemental thereto. With respect to each lease and sublease listed in Section
3.14 of the Disclosure Schedule:

                (a) the lease or sublease is legal, valid and binding and in full force and effect;

                (b) the lease or sublease will continue to be legal, valid and binding and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing;

                (c) neither the Company nor, to the knowledge of the Company or the Stockholder, no other party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                (d) there are no disputes, oral agreements or forbearance programs in effect as to the lease or sublease;

                (e) the Company does not have any obligation to pay any leasing or brokerage commission relating to any such lease or sublease, either currently or upon renewal;

                (f) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

                (g) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities;

                (h) to the knowledge of the Company or the Stockholder, the owner of the facility leased or subleased has good and clear record and marketable title to the parcel of real property, free and clear of any Security Interest, easement, covenant or other restriction, except for recorded easements, covenants, and other restrictions which do not impair the intended uses, occupancy or value of the property subject thereto; and

                (i) the Company has obtained non-disturbance agreements from the holder of each superior Security Interest and ground lease in connection with each such lease or sublease (each of which is listed in Section 3.14 of the Disclosure Schedule); and the representations and warranties set forth in clauses (a) through (d) of this Section 3.14 with respect to leases and subleases are true and correct with respect to such nondisturbance agreements.

                3.15 Contracts. Section 3.15 of the Disclosure Schedule lists the following written arrangements (including without limitation written agreements) to which the Company is a party (other than the agreements and arrangements disclosed pursuant to Section 3.26):

                        (a) any written arrangement (or group of related written arrangements) for the lease of personal property from or to third parties providing for lease payments in excess of $50,000 per annum;

                        (b) any written arrangement (or group of related written arrangements) for the purchase or sale of raw materials, commodities, supplies, products or other personal property or for the furnishing or receipt of services (i) which calls for performance over a period of more than one year,
(ii) which involves more than the sum of $50,000, or (iii) in which the Company has granted manufacturing rights, "most favored nation" pricing provisions or exclusive marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

                        (c) any written arrangement establishing a partnership or joint venture;

                        (d) any written arrangement (or group of related written arrangements) under which it has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness (including capitalized lease obligations) involving more than $20,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

                        (e)     any written arrangement concerning
confidentiality or noncompetition (other than with respect to customers' confidential information pursuant to customer agreements in the Ordinary Course of Business);

                        (f) any written arrangement involving the Stockholder or its affiliates, as defined in Rule 12b-2 under the Securities Exchange Act of 1934 ("Affiliates");

                        (g) any written arrangement under which the consequences of a default or termination could have a Material Adverse Effect; and

                        (h) any other written arrangement (or group of related written arrangements) involving more than $100,000 and not entered into in the Ordinary Course of Business.

The Company has delivered to the Buyer a correct and complete copy of each written arrangement (as amended to date) listed in Section 3.15 of the Disclosure Schedule. With respect to each written arrangement so listed: (i) the written arrangement is legal, valid and binding and in full force and effect;
(ii) the written arrangement will continue to be legal, valid and binding and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing; and (iii) neither the Company and, to the knowledge of the Stockholder or the Company, no other party, is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration, under the written arrangement. The Company is not a party to any oral contract, agreement or other arrangement which, if reduced to written form, would be required to be listed in Section 3.15 of the Disclosure Schedule under the terms of this Section 3.15.

                3.16 Accounts Receivable. All accounts receivable of the Company reflected on the 1996 Balance Sheet are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 150 days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the 1996 Balance Sheet. All accounts receivable reflected in the financial or accounting records of the Company that have arisen since December 31, 1996 are valid receivables subject to no setoffs or counterclaims and are collectible, net of a reserve for bad debts.

                3.17 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company, except those with respect to customs agents, legal counsel, and other similar limited purpose powers issued in the Ordinary Course of Business.

                3.18 Insurance. Section 3.18 of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company has been a party, a named insured, or otherwise the beneficiary of coverage at any time since December 2, 1994. With respect to each such policy,
(i) prior to the Closing, each such insurance policy is in full force and effect; (ii) each such policy of which the Company is the primary insured will continue to be in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing; (iii) prior to the Closing, the Company is not in breach or default (including with respect to the payment of premiums or the giving of notices) under such policy, and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination, modification or acceleration, under such policy; and (iv) the Company has not received any notice from the insurer disclaiming coverage or reserving rights with respect to a particular claim or such policy in general. The Company has not incurred any loss, damage, expense or liability covered by any such insurance policy for which it has not properly asserted a claim under such policy.

                3.19 Litigation. Section 3.19 of the Disclosure Schedule identifies (a) any unsatisfied judgement, order, decree, stipulation or injunction and (b) any claim, complaint, action, suit, proceeding, hearing or investigation of or in any Governmental Entity or before any arbitrator to which the Company is a party or, to the knowledge of the Company or the Stockholder, is threatened to be made a party. None of the complaints, actions, suits, proceedings, hearings, and investigations set forth in Section 3.19 of the Disclosure Schedule as related to the claims of BSV (as defined in the Disclosure Schedule) will result in a cost, expense or liability to the Company or its Affiliate in excess of the amount of reserves for potential litigation settlements included in the Unadjusted Balance Sheet.

                3.20 Product Warranty. No product manufactured, sold, leased, licensed or delivered by the Company is subject to any guaranty, warranty, right of return or other indemnity beyond the documented terms and conditions of sale, license or lease (or any applicable warranty obligations imposed by law).
Section 3.20 of the Disclosure Schedule sets forth the aggregate expenses incurred by the Company in fulfilling their obligations under their guaranty, warranty, right of return, swap out and indemnity provisions during each of the fiscal years covered by the Financial Statements; and the Company or the Stockholder do not know of any reason why such expenses should significantly increase as a percentage of sales in the future.

                3.21 Employees. Section 3.21 of the Disclosure Schedule contains a list of (i) all employees of the Company, along with the position and the annual rate of compensation of each such person and (ii) all independent contractors of the Company retained to develop products of the Company, along with a brief description of the terms of each such contractor's arrangement with the Company. Except as set forth in Section 3.21 of the Disclosure Schedule, each such employee and contractor has entered into a confidentiality and assignment of inventions agreement with the Company, a copy of which has previously been delivered to the Buyer. To the knowledge of the Company or the Stockholder, no key employee or group of employees has any plans to terminate employment with the Company. Each employee or independent contractor whose work product is included in the development of products or Intellectual Property of the Company have entered into a confidentiality and assignment of inventions agreement with the Company. The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. Neither the Company nor the Stockholder have any knowledge of any organizational effort being made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company. Except as set forth in Section 3.21 of the Disclosure Schedule, neither the Company nor the Stockholder has any knowledge of any former employees of the Company engaged in an enterprise competitive with the Company.

                3.22 Employee Benefits. (a) Section 3.22(a) of the Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans (as defined below) maintained, or contributed to, by the Company or any ERISA Affiliate since December 2, 1994 (as defined below). For purposes of this Agreement, "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), any "employee welfare benefit plan" (as defined in
Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation, which are maintained by the

Company or an ERISA Affiliate or under which the Company or an ERISA Affiliate is obligated to provide benefits. For purposes of this Agreement, "ERISA Affiliate" means any entity which is, or was at any time after December 2, 1994, a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company. Each Employee Benefit Plan has been administered in all material respects in accordance with its terms and each of the Company and the ERISA Affiliates has in all material respects met its obligations with respect to such Employee Benefit Plan and has made all required contributions thereto. The Company and each ERISA Affiliate have complied with Section 4980B of the Code and Part 6 of Subtitle 2 of Title I of ERISA. The Company and all Employee Benefit Plans are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder.

                        (b) There are no investigations by any Governmental Entity, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Employee Benefit Plans and proceedings with respect to qualified domestic relations orders), suits or proceedings against or involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan that could give rise to any material liability of the Company.

                        (c) All the Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Employee Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended since the date of its most recent determination letter or application therefor in any material respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost.

                        (d) (i) No Employee Benefit Plan has incurred any "accumulated funding deficiency" as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived) and no lien has arisen under
Section 302(f) of ERISA; (ii) no event or condition exists which would be deemed a reportable event within the meaning of Section 4043(c) of ERISA which could result in a material liability to the Company and no condition exists which could subject the Stockholder or the Company to a material fine under Section 4071 of ERISA; (iii) all premium payments with respect to the Employee Benefit Plans required to be made prior to the Closing Date to the Pension Benefit Guaranty Corporation (the "PBGC") have been or will be made prior to the Closing Date; (iv) neither the Stockholder nor the Company is subject to any liability to the PBGC for any termination of any Employee Benefit Plan occurring on or prior to the Closing Date; (v) with respect to each Employee Benefit Plan that is subject to Title IV of ERISA, the present value of accrued benefits under such Plan, based on the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Plan's actuary with respect to such Plan, did not, as of the valuation date used in such report, exceed the current value of the assets of such Plan allocable to such accrued benefits as of such valuation date and no material adverse change in the funded status of any such Plan has occurred since such valuation date; and (vi) no amendment has been made to any Employee Benefit Plan subject to Section 412 of the Code which would require the provision of additional security pursuant to Section 401(a)(29) of the Code.

                        (e) At no time has the Company after December 2, 1994 or any ERISA Affiliate been obligated to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA).

                        (f) There are no unfunded obligations under any Employee Benefit Plan providing benefits after termination of employment to any employee of the Company (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code and insurance conversion privileges under state law.

                        (g) No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan maintained by the Company, or any ERISA Affiliate that would subject the Company or any ERISA Affiliate to any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code.

                        (h) No Employee Benefit Plan is funded by, associated with, or related to a "voluntary employee's beneficiary association" within the meaning of Section 501(c)(9) of the Code.

                        (i) No Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from terminating its participation in any such Employee Benefit Plan. Each Employee Benefit Plan may be amended or terminated without liability to the Company.

                        (j) Section 3.22(j) of the Disclosure Schedule discloses each: (i) agreement with any director, executive officer or other employee of the Company with an annual salary in excess of $80,000 (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or such employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code; and (iii) agreement or plan binding the Company, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, or any Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

                3.23 Environmental Matters. (a) The Company has complied with all applicable Environmental Laws (as defined below), including, without limitation, Environmental Laws relating to ownership or operation of the Real Estate. There is no pending or, to the knowledge of the Company or the Stockholder, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company or the Real Estate. For purposes of this Agreement, "Environmental Law" means any federal, state or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including without limitation any statute, regulation or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wildlife, marine sanctuaries and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels and containers; (vii) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles; (viii) health and safety of employees and other persons; and (ix) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste. As used above, the terms "release" and "environment" shall have the meaning set forth in the federal Comprehensive Environmental Compensation, Liability and Response Act of 1980 ("CERCLA").

                        (b) There have been no releases of any Materials of Environmental Concern (as defined below) into the environment at any parcel of real property or any facility formerly or currently owned, operated or controlled by the Company. With respect to any such releases of Materials of Environmental Concern, the Company has given all required notices to Governmental Entities (copies of which have been provided to the Buyer). Neither the Company nor the Stockholder is aware of any releases of Materials of Environmental Concern at parcels of real property or facilities other than those owned, operated or controlled by the Company that could reasonably be expected to have an impact on the real property or facilities owned, operated or controlled by the Company. For purposes of this Agreement, "Materials of Environmental Concern" means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the federal Resources Conservation and Recovery Act), toxic materials, oil or petroleum and petroleum products.

                        (c)     Set forth in Section 3.23(c) of the Disclosure
Schedule is a list of all environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Company (whether conducted by or on behalf of the Company or a third party, and whether done at the initiative of the Company or directed by a Governmental Entity or other third party) which were issued or conducted during the past five years and which the Company has possession of or access to. Complete and accurate copies of each such report, or the results of each such investigation or audit, have been provided to the Buyer.

                        (d)     Set forth in Section 3.23(d) of the Disclosure
Schedule is a list of all of the solid and hazardous waste transporters and treatment, storage and disposal facilities that have been utilized by the Company since December 2, 1994. Neither the Company nor the Stockholder is aware of any material environmental liability of any such transporter or facility.

                3.24 Legal Compliance. The Company, and the conduct and operations of its business, is in compliance with each law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, which (a) affects or relates to this Agreement or the transactions contemplated hereby or (b) is applicable to the Company or its business, except for any violation of or default under a law referred to in clause (b) above which reasonably may be expected not to have a material adverse effect on any of the assets, business, financial condition, results of operations or future prospects of the Company.

                3.25 Permits. Section 3.25 of the Disclosure Schedule sets forth a list of all permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (including without limitation those issued or required under Environmental Laws, United States export regulations and those relating to the occupancy or use of owned or leased real property) ("Permits") issued to or held by the Company. Such listed Permits are the only Permits that are required for the Company to conduct its business as presently conducted, except for those the absence of which would not have any material adverse effect on any of the assets, business, financial condition, results of operations or future prospects of the Company. Each such Permit is in full force and effect and, to the best knowledge of the Company or the Stockholder, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect following the Closing without necessity of notifying or obtaining consent of any Governmental Entity or other third party.

                3.26 Certain Business Relationships With Affiliates. Except as set forth in Section 3.26 of the Disclosure Schedule and arrangements that will be terminated on or before the Closing Date, no Affiliate of the Company
(a) owns any property or right, tangible or intangible, which is used in the business of the Company, (b) has any claim or cause of action against the Company, or (c) owes any money to the Company. Section 3.26 of the Disclosure Schedule describes any transactions or relationships between the Company and any Affiliate thereof which are reflected in the statements of operations of the Company included in the Financial Statements.

                3.27 Brokers' Fees. Except for amounts payable to Hambrecht & Quist LLC by the Stockholder, neither the Company nor the Stockholder has any liability or obligation to pay any fees or commissions to any broker or finder with respect to the transactions contemplated by this Agreement.

                3.28 Books and Records. Since December 2, 1994, the minute books of the Company contain the complete and authentic record of the proceedings of the Company's stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Company accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company and have been maintained in accordance with good business and bookkeeping practices.

                3.29    Customers and Suppliers. Except as disclosed in Section
3.26 of the Disclosure Schedule, all unfilled customer orders or commitments obligating the Company to process, manufacture or deliver products or perform services have been entered into in the Ordinary Course of Business. No material supplier of the Company has indicated within the past year that it will refuse the Company's orders to supply materials, products, or services to it and no material customer of the Company has indicated within the past year that it will stop, or materially decrease the rate of, buying, leasing or licensing materials, products or services from the Company. Section 3.29 of the Disclosure Schedule sets forth a list of (a) each customer that accounted for more than 3% of the revenues of the Company during the last full fiscal year and the amount of revenues accounted for by such customer during each such period and (b) each supplier that is the sole supplier of any significant product or component to the Company.

                3.30 Disclosure. No representation or warranty by the Company or Stockholder contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered to or to be delivered by or on behalf of the Company or the Stockholder pursuant to this Agreement, and no other statement made by the Company or Stockholder or any of its representatives in connection with this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. The Company and the Stockholder have disclosed to the Buyer all material information relating to the business of the Company or the transactions contemplated by this Agreement.

                3.31 Investment. The Stockholder is acquiring the Buyer Shares hereunder for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and, except as contemplated by this Agreement, the Stockholder has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the distribution thereof.

        4.Representations and Warranties of the Buyer

                The Buyer represents and warrants to the Stockholder as follows:

                4.01 Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                4.02 Authorization of Transaction. The Buyer has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Buyer and the performance of this Agreement and the consummation of the transactions contemplated hereby by the Buyer have been duly and validly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes a valid and binding obligation of the Buyer, enforceable against it in accordance with its terms.

                4.03 Noncontravention. Except for applicable requirements of the Hart-Scott-Rodino Act, neither the execution and delivery of this Agreement by the Buyer, nor the consummation by the Buyer of the transactions contemplated hereby, will (a) conflict with or violate any provision of the charter or by-laws of the Buyer, (b) require on the part of the Buyer any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets are subject, other than any conflict, breach, default, acceleration, termination, modification or cancellation which individually or in the aggregate would not have a material adverse effect on the assets, business, financial condition, results of operations or future prospects of the Buyer or on the ability of the parties to consummate the transactions contemplated by this Agreement, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or any of its properties or assets.

                4.04 Broker's Fees. Except for amounts payable to Cowen & Company by the Buyer, the Buyer has no liability or obligation to pay any fees or commissions to any broker or finder with respect to the transactions contemplated by this Agreement.

                4.05 Capitalization of the Buyer. On the date hereof, the Buyer's authorized capital stock consists of (i) 100,000,000 shares of Common Stock, $.001 par value, of which 28,565,246 shares were issued and outstanding as of December 31, 1996 and (ii) 2,000,000 shares of Preferred Stock, $.10 par value per share, none of which are issued or outstanding on the date hereof. All of the outstanding shares of capital stock of the Buyer have been and on the Closing Date will be duly and validly issued and are, or will be, fully paid and non-assessable.

                4.06 Buyer Shares. Prior to the Closing Date, Buyer will have taken all actions necessary to authorize and approve the issuance of the Buyer Shares, and as of the Closing Date, the Buyer Shares will, when issued in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable.

                4.07 Commission Filings. Buyer has filed and delivered to the Company and the Stockholder all forms, reports and documents required to be filed by Buyer with the Securities and Exchange Commission ("SEC") under the Exchange Act since May 28, 1996 (collectively, the "SEC Documents"). The SEC Documents (i) at the time filed, complied in all material respects with the applicable requirements of the Exchange Act, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SEC Documents or necessary in order to make the statements in such SEC Documents, in the light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of Buyer included in the SEC Documents (the "Buyer Financial Statements") complied when filed as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and were, when filed, in accordance with the books and records of Buyer, complete and accurate in all material respects, and presented fairly the consolidated financial position and the consolidated results of operations, changes in stockholders' equity and cash flows of Buyer and its subsidiaries as of the dates and for the periods indicated, in accordance with USGAAP, consistently applied, subject in the case of interim financial statements to normal year-end adjustments and the absence of certain footnote information.

                4.08 No Material Adverse Changes. Since the date of the most recent SEC Documents, no event has occurred which has had a material adverse effect on the results of operations, condition (financial or otherwise), assets, properties, business or prospects of the Buyer and no action, suit, claim or proceeding has been filed, or threatened in writing, which if adversely determined, would result in a material adverse effect on the Buyer or its business.

                4.09 Litigation. Except as may be described in the SEC Documents (i) there is no action, suit, judicial or administrative proceeding, arbitration or investigation pending, or, to the knowledge of Buyer, threatened, against or involving Buyer or any of its subsidiaries, or any of their properties or rights, before any court, arbitrator, or administrator or governmental body, (ii) there is no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator against Buyer or any of its subsidiaries; or (iii) neither Buyer nor any of its subsidiaries is in violation of any term of any judgment, decree, injunction or order outstanding against them which, in the case of any of clauses (i), (ii) or (iii), would have a material adverse effect on the results of operations, condition (financial or otherwise), assets, properties, business or prospects of the Buyer or would prevent the consummation of this Agreement.

                4.10 Disclosure. The Buyer has made available to the Stockholder any and all written information which it has requested and has answered all inquiries related to the Buyer made by the Stockholder. No representation or warranty by the Buyer in this Agreement or in any Exhibit hereto, or in any list, statement, document or information set forth in or attached to any Schedule delivered or to be delivered pursuant hereto, contains any untrue statement of a material fact or omits any material fact necessary, in light of the circumstances in which they are made, in order to make the statements contained therein not false or misleading.

                4.11 Investment. The Buyer is acquiring the Shares hereunder for its own account and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and, except as contemplated by this Agreement, the Buyer has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the distribution thereof.

        5.      Covenants.

                5.01 Best Efforts. Each of the parties hereto shall use its best efforts, to the extent commercially reasonable, to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

                5.02 Notices and Consents. The Company shall use its best efforts to obtain, at its expense, all such material waivers, permits, consents, approvals or other authorizations from third parties and Governmental Entities, and to effect all such registrations, filings and notices with or to third parties and Governmental Entities, as may be required by or with respect to the Company in connection with the transactions contemplated by this Agreement.

                5.03 Hart-Scott-Rodino Act. Each of the parties shall promptly file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, shall use its best efforts to obtain an early termination of the applicable waiting period, and shall make any further filings or information submissions pursuant thereto that may be necessary, proper or advisable.

                5.04 Operation of Business. Except as contemplated by this Agreement, during the period from the date of this Agreement through the Closing, the Company shall conduct its operations in the Ordinary Course of Business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees, pay all of its accounts payable when due and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Closing, the Company shall not without the written consent of the Buyer or as otherwise disclosed herein:
                        (a) issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) or authorize the issuance, sale or delivery of, or redeem or repurchase, any stock of any class or any other securities or any rights, warrants or options to acquire any such stock or other securities;

                        (b) split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

                        (c) create, incur or assume any debt not currently outstanding (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;

                        (d) enter into, adopt or amend any Employee Benefit Plan with respect to the Company or any employment or severance agreement or arrangement of the type described in Section 3.22(j) or (except for normal increases in the Ordinary Course of Business) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any benefit not required by the terms in effect on the date hereof of any existing Employee Benefit Plan;

                        (e) acquire, sell, lease, encumber or dispose of any assets or property (including without limitation any shares or other equity interests in or securities of any corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets in the Ordinary Course of Business;

                        (f)     amend its charter or by-laws;

                        (g) change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in USGAAP;

                        (h) discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business except as contemplated by Section 5.09 hereof;

                        (i) mortgage or pledge any of its property or assets or subject any such assets to any Security Interest;

                        (j) sell, assign, transfer or license any Intellectual Property, other than in the Ordinary Course of Business;

                        (k) enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any material contract or agreement;

                        (l) make or commit to make any capital expenditure in excess of $50,000 per item;

                        (m) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in any of the representations and warranties of the Company or the Stockholder set forth in this Agreement becoming untrue; or

                        (n) agree in writing or otherwise to take any of the foregoing actions.

                5.05 Full Access. The Company shall permit representatives of the Buyer to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to the Company (other than consolidated tax returns, consolidated financial statements and records and Employee Benefit Plans of the Stockholder). The Buyer (a) shall treat and hold as confidential any Confidential

Information (as defined below), (b) shall not use any of the Confidential Information except in connection with this Agreement, and (c) if this Agreement is terminated for any reason whatsoever, shall return to the Company all tangible embodiments (and all copies) thereof which are in its possession. For purposes of this Agreement, "Confidential Information" means any confidential or proprietary information of the Company that is furnished in writing to the Buyer by the Company in connection with this Agreement and is labelled confidential or proprietary; provided, however, that it shall not include any information (i) which, at the time of disclosure, is available publicly or in the industry segment to which it relates, (ii) which, after disclosure, becomes available publicly or in the industry segment to which it relates through no fault of the Buyer, or (iii) which the Buyer knew or to which the Buyer had access prior to disclosure. Notwithstanding the above, the parties shall agree on a mutually satisfactory reasonable process by which Buyer may interview employees and, on an anonymous basis, mutually agreed customers, of the Company.

                5.06 Notice of Breaches. The Company and the Stockholder shall promptly deliver to the Buyer written notice of any event or development that would (a) render any statement, representation or warranty of the Company or the Stockholder in this Agreement (including the Disclosure Schedule) inaccurate or incomplete in any material respect, or (b) constitute or result in a breach by the Company or the Stockholder of, or a failure by the Company or the Stockholder to comply with, any agreement or covenant in this Agreement applicable to such party. The Buyer shall promptly deliver to the Company and the Stockholder written notice of any event or development that would (i) render any statement, representation or warranty of the Buyer in this Agreement inaccurate or incomplete in any material respect, or (ii) constitute or result in a breach by the Buyer of, or a failure by the Buyer to comply with, any agreement or covenant in this Agreement applicable to such party. No such disclosure shall be deemed to avoid or cure any such misrepresentation or breach.

                5.07 Exclusivity. The Company and the Stockholder shall not, and the Company and the Stockholder shall use their best efforts to cause their Affiliates and each of its officers, directors, employees, representatives and agents not to, directly or indirectly, (a) encourage, solicit, initiate, engage or participate in discussions or negotiations with any person or entity (other than the Buyer) concerning any merger, consolidation, sale of material assets, recapitalization (except as contemplated by Section 5.09) or other business combination involving the Company or any division of the Company or (b) provide any non-public information concerning the business, properties or assets of the Company to any person or entity (other than the Buyer). Notwithstanding the foregoing, the Buyer acknowledges that the Stockholder and the Company have recently solicited offers relating to the sale of the Company, and that Stockholder may receive and acknowledge, but will not respond favorably to or further negotiate expressions of interest or responses to such solicitation. The Company and the Stockholder shall immediately notify the Buyer of, and shall disclose to the Buyer all details of, any inquiries, discussions or negotiations of the nature described in the first sentence of this Section 5.07.

                5.08 Amendment of Bonuses. Prior to the Closing, the Stockholder shall cause to be amended (in a manner reasonably satisfactory to the Buyer) each of the so-called "stay" and "transaction completion" bonuses previously offered by the Stockholder to certain employees of the Company (which the Company represents will not exceed an aggregate amount set forth in Section
5.08 of the Disclosure Schedule) so that each such employee elects in writing prior to the Closing to receive any such bonus on the date it is earned either in (i) cash or (ii) fully-exercisable options to purchase that number of shares of Buyer Common Stock having an aggregate exercise price equal to the amount of the bonus earned by such employee; where the exercise price per share shall be equal to the closing price of a share of Buyer Common Stock on the trading day preceding the grant of such option. The Stockholder shall deliver to Buyer prior to or at Closing in cash an amount equal to the aggregate amount payable in cash to all employees electing the cash option under this
Section 5.08 including amounts in respect of payroll and withholding (including employer related) tax with respect to such amounts. Buyer shall promptly return to Stockholder within three business days the balance of such cash not used by Buyer to satisfy the cash payment obligations under this Section 5.08.

                5.09 Debt to the Stockholder. Prior to the Closing Date the Stockholder shall make a capital contribution to the Company in an amount to enable the Company to pay in full its indebtedness to the Stockholder and its Affiliates (other than indebtedness permitted by Section 6.01(l)) and the Company shall discharge such indebtedness with the proceeds of such capital contribution.

                5.10 Employee Benefit Plans. As of the Closing Date, the Stockholder shall have vested each employee of the Company in his or her accrued benefit under the Stockholder's defined benefit plan and salary investment (401(k) plan), shall have taken all necessary steps, including without limitation, the giving of notice as required by Section 2.04(h) of ERISA, to cease accruals of benefits under the Stockholder's defined benefit plans for all employees of the Company and shall have provided all necessary notice to distribute benefits under the Stockholder's 401(k) plan to the Company's employees, and the Company shall have terminated its participation in all Employee Benefit Plans of the Stockholder and its Affiliates (other than those plans solely relating to the Company).

        6.      Conditions to Closing.

                6.01 Conditions to Obligations of the Buyer. The obligations of the Buyer under this Agreement are subject to fulfillment, prior to or at the Closing Date, of the following conditions, each of which may be waived in writing in the sole discretion of the Buyer:

                        (a) the Company and the Stockholder shall have obtained all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, required hereby, except for any which if not obtained or effected would not have a material adverse effect on any of the assets, business, financial condition, results of operations or future prospects of the Company or on the ability of the parties to consummate the transactions contemplated by this Agreement;

                        (b) the representations and warranties of the Company and the Stockholder set forth in Sections 2 and 3 hereof shall be true and correct in all material respects when made on the date hereof and shall be true and correct as of the Closing Date as if made as of the Closing Date, except for representations and warranties made as of a specific date, which shall be true and correct as of such date;

                        (c) the Company shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of the Closing;

                        (d) no action, suit or proceeding shall be pending or threatened by or before any Governmental Entity wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent or delay consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect adversely the right of the Buyer to own, operate or control any of the assets or operations of the Company, and no such judgment, order, decree, stipulation or injunction shall be in effect;

                        (e) the Company and the Stockholder shall have delivered to the Buyer a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified in clauses (a) through (d) of this Section 6.01 is satisfied in all respects;

                        (f) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated;

                        (g) the Buyer shall have received the resignations, effective as of the Closing, of each director and officer of the Company listed on Schedule 6.01 attached hereto;

                        (h) all actions to be taken by the Company in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Buyer;

                        (i) the Buyer shall have received from Stockholder the cash amount determined in accordance with Section 5.08 hereof;

                        (j) no action or proceeding by or before any Governmental Entity shall have been instituted or threatened by any person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of the Buyer to own the Shares or to own or operate the business of the Company after the Closing;

                        (k) on or prior to the Closing Date, the Buyer shall have executed employment contracts and other arrangements with William Bennett, Lisa Petrucci, Ronald Hocutt, Brandt Redd, Mark Wolgramm, Henry Heilesen and Curt Allen, upon substantially the terms set forth in Schedule 6.01B; provided, however, that this condition shall be deemed to be satisfied with respect to any such employee to the extent such employee agrees to remain employed by the Company after the Closing on terms and conditions no less favorable than those in effect prior to the Closing;

                        (l) there shall not be outstanding on the Closing Date any obligation of the Company to the Stockholder or any Affiliate of the

Stockholder, other than obligations arising from arms' length transactions for the sale of products or services entered into in the Ordinary Course of Business or as otherwise contemplated hereby;

                        (m) if required under the applicable lease or sublease, the Buyer shall have received estoppel certificates from each lessor from whom the Company leases real property, pursuant to which such lessor consents to the transfer of control of the Company resulting from the transaction contemplated in this Agreement, and certifying that there are no outstanding claims against the Company under any such lease or sublease;

                        (n) the Buyer shall have received estoppel certificates from each tenant to whom the Company leases real property certifying that there are no outstanding claims against the Company under any such lease;

                        (o) the Buyer shall have received an endorsement (the "Title Endorsement") to the existing title insurance policy for the Real Estate, dated not less than two (2) business days prior to Closing, containing no exceptions other than the Permitted Encumbrances and otherwise in form and substance reasonably satisfactory to the Buyer;

                        (p) the Buyer shall have received such affidavits and indemnities executed by the Company as the issuer of the Title Endorsement may reasonably require in order to omit from the Title Endorsement all exceptions for (i) judgments, bankruptcies or other returns against persons or entities whose names are the same as or similar to those of the Company ; (ii) parties in possession other than under rights to possession granted under leases; and (iii) mechanics' or materialmens' liens;

                        (q) the Buyer shall have received a certificate of occupancy for the Real Estate from the Governmental Entity having jurisdiction thereover, evidencing that the Real Estate may be used legally for the Intended Uses;

                        (r) the Buyer shall have been permitted to continue its reasonable due diligence with respect to the Real Estate;

                        (s) the Stockholder shall have paid all transaction success fees due to employees who have elected to receive such fees in cash;

                        (t) the Stockholder shall have caused all amounts of accrued payroll deducted to purchase American Depositary Shares of the Stockholder's Affiliates under the Reed US Holdings Monthly Stock Incentive Plan to have been applied to the purchase of such shares under such plan;

                        (u)     the Company shall have entered into
confidentiality, noncompetition and assignment of inventions agreement with Henry E. Heilesen and Curt D. Allen on terms reasonably satisfactory to the Buyer; and

                        (v) the Stockholder shall have assigned to the Company all right, title and interest in and to any agreement between the employees of the Company and the Stockholder with respect to noncompetition, nondisclosure and assignment of invention by delivery of an instrument in form and substance reasonably satisfactory to the Buyer.

                6.02 Conditions to Obligations of the Stockholder. The obligations of the Stockholder under this Agreement are subject to the fulfillment, prior to or at the Closing Date, of the following conditions precedent, which may be waived in writing in the sole discretion of the
Stockholder:

                        (a) the representations and warranties of the Buyer set forth in Section 4 shall be true and correct when made on the date hereof and shall be true and correct in all material respects as of the Closing Date as if made as of the Closing Date, except for representations and warranties made as of a specific date, which shall be true and correct in all material respects as of such date;

                        (b) the Buyer shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing Date;

                        (c) the Buyer shall have delivered to the Company a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified in clauses (a) and (b) of this Section 6.02 is satisfied in all respects;

                        (d) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated;

                        (e) all actions to be taken by the Buyer in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Stockholder; and

                        (f) the Buyer shall be in compliance with all applicable reporting requirements under Sections 13 or 15(d) of the Securities Exchange Act of 1934.

        7.  Tax Matters.

                7.01.  Tax Indemnification by the Stockholder.

                        (a) The Stockholder shall indemnify and hold the Buyer and the Company and any successor corporations thereto or Affiliates thereof (including future Affiliates) harmless, on an after-tax basis, from and against the following Taxes with respect to the Company:

         (i) any and all Taxes for any taxable period ending (or deemed, pursuant to Section 7.03, to end) on or before the Closing Date due and payable by such entities and not otherwise accrued on the Closing Balance Sheet; and

         (ii) Any liability of such entities under Treasury Regulation Section 1.1502-6 or under any comparable or similar provision under state, local or foreign laws or regulations for periods ending on or prior to the Closing Date.

                        (b) Amounts payable pursuant to this Section 7.01 shall be computed after taking into account all Tax consequences to the Buyer (or its Affiliates) of (i) the receipt of (or the right to receive) the indemnification payment and (ii) the incurrence of the liability that gave rise to the right to receive the indemnification payment. Thus it is the intention of the parties that the Buyer be held harmless with respect to the liability that gave rise to the right to the indemnification payment on an after-Tax basis. The parties agree that to the maximum extent allowable under applicable Tax laws, amounts payable to the Buyer pursuant to this Section 7.01 shall be payable in cash and treated (and reported on all applicable Tax Returns) as additional adjustments to the original purchase price payable by the Buyer to the Stockholder.

                7.02   Tax Indemnification by the Buyer.

                        (a) The Buyer shall indemnify and hold the Stockholder and any successor corporations thereto and any Affiliates thereof harmless, on an after-tax basis, from and against, any and all Taxes for any taxable period beginning (or deemed pursuant to Section 7.03 to begin) after the Closing Date, due or payable by the Company or by the Stockholder.

                        (b) Amounts payable pursuant to this Section 7.02 shall be computed after taking into account all Tax consequences to the Stockholder (or its Affiliates) of (i) the receipt of (or the right to receive) the indemnification payment and (ii) the incurrence of the liability that gave rise to the right to receive the indemnification payment. Thus it is the intention of the parties that the Stockholder be held harmless with respect to the liability that gave rise to the right to the indemnification payment on an after-Tax basis.

                7.03  Allocation of Certain Taxes.

                        (a) The Buyer and the Stockholder agree that if the Company is permitted but not required under applicable foreign, state or local Tax laws to treat the Closing Date as the last day of a taxable period, the Buyer and the Stockholder shall treat such day as the last day of a taxable period. The Buyer and the Stockholder agree that they will treat the Company as if it ceased to be part of the Stockholder's affiliated group, within the meaning of Section 1504 of the Code, as of the close of business on the Closing Date.

                        (b) Any Taxes for a taxable period beginning before the

Closing Date and ending after th e Closing Date with respect to the Company shall be paid by the Buyer or the Company, and the Taxes for such period shall be apportioned for purposes of Section 7.01 and Section 7.02 between the Stockholder and the Buyer based on the actual operations of the Company during the portion of such period ending on the Closing Date and the portion of such period beginning on the day following the Closing Date, and for purposes of the provisions of Sections 7.01, 7.02, 7.05 and 7.06(c), each portion of such period shall be deemed to be a taxable period (whether or not it is in fact a taxable period).

                        (c) With respect to any Taxes referred to in paragraph (b) above:

         (i) Fifteen days after the Closing Balance Sheet is agreed to by the Buyer and the Stockholder or adopted pursuant to Section 1.4, the Buyer shall present the Stockholder with a schedule detailing the computation of the Tax that would have been due for the taxable period ending on the Closing Date if the Closing Date were the last day of the taxable period (the "Hypothetical Pre-Cut-Off Period Tax");

         (ii) Ten days after the Buyer presents the Stockholder with the schedule described in clause (i) above, (x) the Stockholder shall pay the Company the amount by which the Hypothetical Pre-Cut-Off Period Tax exceeds the sum of any estimated payments made prior to the Closing Date with respect to such Tax for the current taxable year, or (y) the Company or the Buyer shall pay the Stockholder the amount by which the sum of any estimated payments made prior to the Closing Date with respect to such Tax for the current taxable year exceeds the Hypothetical Pre-Cut-Off Period Tax; and

         (iii) In the event the Stockholder disputes the Buyer's computation of the Hypothetical Pre-Cut-Off Period Tax or of any of the payments described in clause (ii) above, the Buyer or the Company shall nevertheless pay any amounts due to the appropriate Taxing Authority pending adjustment after the resolution of such dispute, which shall be resolved in the manner set forth in Section 1.4 hereof.

                        (d) All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by Stockholder when due, and Stockholder will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sale, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

                7.04  Filing Responsibility.

                        (a) The Stockholder shall prepare and file or shall cause the Company to prepare and file the following Returns with respect to the
Company:

         (i) All income Tax Returns for any taxable period ending on or before the Closing Date other than Returns for Taxes referred to in Section 7.03; and

         (ii) All other Tax Returns required to be filed (taking into account extensions) prior to the Closing Date;

                        (b)     The Buyer shall, subject to the provisions of
Section 7.04(c), file all other Tax Returns with respect to the Company.

                        (c) With respect to any Tax Return for taxable periods beginning before the Closing Date and ending after the Closing Date, the Buyer shall consult with the Stockholder concerning each such Return and report all items with respect to the period ending on the Closing Date in accordance with the instructions of the Stockholder, unless otherwise agreed by the Stockholder and the Buyer; provided, however, that if the Buyer is advised by counsel that the filing of any Return and the reporting on such Return of any item in accordance with the instructions of the Stockholder would subject the Buyer, the Company or any Affiliate to any penalties or fines, the Buyer may file such Return without regard to the Stockholder's instructions relating to such item. The Buyer shall cause the Company to provide the Stockholder with a copy of each proposed Return at least 15 days prior to the filing of such Return, and the Stockholder may provide comments thereon, which comments shall be delivered within seven days of receiving such copies.

                7.05  Refunds and Carrybacks.

                        (a) The Stockholder shall be entitled to an amount equal to any refunds or credits of Taxes (on an after-tax basis) attributable to taxable periods (or portions thereof, determined in accordance with Section 7.03) ending on or before the Closing Date.

                        (b) The Buyer, the Company and/or their Affiliates, as the case may be, shall be entitled to any refunds or credits of Taxes attributable to taxable periods (or portions thereof determined in accordance with Section 7.03) beginning after the Closing Date.

                        (c) The Buyer shall or shall cause the Company promptly to forward to the Stockholder or to reimburse the Stockholder for any refunds or credits due the Stockholder (pursuant to the terms of this Agreement) after receipt thereof, and the Stockholder shall promptly forward to the Buyer (pursuant to the terms of this Agreement) or reimburse the Buyer for any refunds or credits due the Buyer after receipt thereof.

                        (d) The Buyer and the Company agree that, with respect to any Tax, the Company shall not carry back any item of loss, deduction or credit which arises in any taxable period ending after the Closing Date into any taxable period ending on or before the Closing Date.

                7.06  Cooperation and Exchange of Information.

                        (a) The Buyer and the Stockholder and their respective Affiliates shall cooperate in the preparation of all Tax Returns and audits for any Tax periods for which one party could reasonably require the assistance of the other party in obtaining any necessary information. Such cooperation shall include, but not be limited to, furnishing prior years' Tax Returns or return preparation packages illustrating previous reporting practices or containing historical information relevant to the preparation of such Tax Returns, and furnishing such other information within such party's possession requested by the party filing such Tax Returns as is relevant to their preparation. Such cooperation and information also shall include without limitation provision of powers of attorney for the purpose of signing Tax Returns and defending audits and promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any Taxing Authority which relate to the Company, and providing copies of all relevant Tax Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any Taxing Authority and records concerning the ownership and tax basis of property, which the requested party may possess. The Buyer and the Company and their respective Affiliates or the Stockholder shall make their respective employees and facilities available on a mutually convenient basis to provide explanation of any documents or information provided hereunder.

                        (b) For a period of ten (10) years after the Closing Date or such longer period as may be required by law, the Buyer shall, and shall cause the Company to, retain and not destroy or dispose of all Returns (including supporting materials), books and records (including computer files) of, or with respect to the activities or Taxes of, such entities for all taxable periods ending (or deemed, pursuant to Section 7.03, to end) on or prior to the Closing Date to the extent the Buyer or the Company received or had possession of such records on the Closing Date. Thereafter, the Buyer shall not destroy or dispose of any such Returns, books or records unless it first offers such Returns, books and records to the Stockholder in writing and the Stockholder fails to accept such offer within sixty (60) days of its being made.

                        (c) For a period of ten (10) years after the Closing Date or such longer period as may be required by law, the Stockholder (or its Affiliates) shall retain and not destroy or dispose of all Returns (including supporting materials), books and records (including computer files) of, or with respect to the activities or Taxes of the Company for all taxable periods ending (or deemed, pursuant to Section 7.03, to end) on or prior to the Closing Date to the extent the Stockholder did not deliver such records to the Buyer or the Company. Thereafter, the Stockholder shall not destroy or dispose of any such Returns, books or records unless it first offers such Returns, books and records to the Buyer in writing and the Buyer fails to accept such offer within sixty
(60) days of its being made.

                        (d) The Stockholder shall have the right, at its own expense, to control any audit or examination by any Taxing Authority ("Tax Audit"), initiate any claim for refund, contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any and all Taxes for any taxable period ending on or before the Closing Date with respect to the Company. The Buyer shall have the right, at its own expense, to control any other Tax Audit, initiate any other claim for refund, and contest, resolve and defend against any other assessment, notice of deficiency, or other adjustment or proposed adjustment relating to Taxes with respect to the Company; provided that, with respect to any state, local or foreign Taxes for any taxable period beginning before the Closing Date and ending after the Closing Date, the Buyer shall consult with the Stockholder with respect to the resolution of any issue that would affect the Stockholder, and not settle any such issue, or file any amended return relating to such issue, without the consent of the Stockholder, which consent shall not unreasonably be withheld. Where consent to a settlement is withheld by the Stockholder pursuant to this Section, the Stockholder may continue or initiate any further proceedings at its own expense, provided that any liability of the Buyer, after giving effect to this Agreement, shall not exceed the liability that would have resulted had the Stockholder not withheld its consent. The Stockholder shall furnish the Buyer and the Company with its cooperation in a manner comparable to that described in Section 7.06(a) to effect the purposes of this Section 7.06(d).

                        (e) If the Buyer or the Company (as the case may be) on the one hand, or the Stockholder on the other, fails to provide any information requested by the other party in the time specified herein, or if no time is specified pursuant to this Section 7.06, within a reasonable period, or otherwise fails to do any act required of it under this Section 7.06, then the party failing to so provide the information or do such act shall be obligated, notwithstanding any other provision of this Agreement, to indemnify the party requesting the information or act and shall so indemnify the requesting party and hold such party harmless from and against any and all costs, claims or damages, including, without limitation, all Taxes or deficiencies thereof, payable as a result of such failure. Notwithstanding the foregoing, the party that failed to deliver the information or do the act requested, shall in no event be obligated to make any payments pursuant to this Section 7.06(e) or otherwise be liable, if such party used all reasonable efforts to provide the requested information or perform the requested act.

                7.07  Tax Sharing Agreements.

                        (a) The parties acknowledge that any and all existing tax sharing agreements or arrangements binding or benefiting the Company shall be terminated as of the close of business on the Closing Date.

                        (b) Any amounts due from or to the Company under any tax sharing agreement shall be paid by the appropriate party immediately before the Closing Date and as of the Closing Date there shall be no amounts payable or receivable under any such agreements.

                7.08  Certain Tax Elections.

                        (a) The Stockholder shall not, and shall not permit the Company, to change any existing or adopt any new tax accounting principle, method of accounting, or tax election with respect to the Company, except as provided herein or as agreed to by the Buyer or as may be required by law.

                        (b) The Stockholder (or the common parent of the Stockholder Consolidated Group), shall not make, and hereby warrants that there is not in effect, any election as provided under Treasury Regulation Section 1.1502-20(g)(1) with respect to the Company, except as provided herein or as agreed to by the Buyer.

                7.09 Nonforeign Affidavit. The Stockholder shall furnish the Buyer an affidavit, stating, under penalty of perjury, the transferor's United States taxpayer identification number and that the transferor is not a foreign person, pursuant to Section 1445(b)(2) of the Code.

                7.10 Termination and Survival. Notwithstanding anything in this Agreement to the contrary, this Section 7 shall remain in effect and its provisions shall survive for the full period of all applicable statutes of limitation relating to the assessment of Taxes (giving effect to any extension, waiver or mitigation thereof) plus one year.

        8.      Indemnification

                8.01 By the Stockholder and the Company. If the Closing occurs, the Stockholder hereby indemnifies and holds harmless the Buyer and the Company, and if the Closing does not occur, the Stockholder and the Company, jointly and severally, hereby indemnify and hold harmless the Buyer, from and against any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) incurred or suffered by the Buyer and, if the Closing occurs, the Company (collectively, the "Losses") in connection with each and all of the following:

                        (a) any misrepresentation or breach of any representation or warranty made by the Stockholder or the Company in this Agreement;

                        (b) any breach of any covenant, agreement or obligation of the Stockholder or the Company contained in this Agreement or any other agreement, instrument or document contemplated by this Agreement;

                        (c) any misrepresentation contained in any statement, certificate or schedule furnished by the Stockholder or the Company pursuant to this Agreement or in connection with the transactions contemplated by this Agreement; and

                        (d) any claims against, or liabilities or obligations of, the Company with respect to (i) benefits of current or former employees of the Company arising under any Employee Benefit Plan maintained or sponsored by the Stockholder, regardless of whether such benefits accrued before or after the Closing Date, (ii) any liability imposed on the Company for a complete or partial withdrawal (as defined for purposes of Section 4203 and 4205 of ERISA, respectively) from a multiemployer plan occurring at any time prior to the Closing Date and (iii) any fines, liabilities or excise taxes imposed on the Company for acts or omissions which occurred prior to the Closing Date with respect to an Employee Benefit Plan maintained at any time by the Stockholder, the Company or an Affiliate of the Company after December 31, 1990.

                8.02 Claims for Indemnification. Whenever any claim shall arise for indemnification under this Section 8, the Buyer or the Company, as the case may be, seeking indemnification (the "Indemnified Party"), shall promptly notify the Stockholder of the claim and, when known, the facts constituting the basis for such claim. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent, which shall not be unreasonably withheld or delayed, of the Stockholder; provided, however, that if suit shall have been instituted against the Indemnified Party and the Stockholder shall not have taken control of such suit after notification thereof as provided in Section 8.03 of this Agreement, the Indemnified Party shall have the right to settle or compromise such claim upon giving notice to the Stockholder as provided in Section 8.03.

                8.03 Defense by the Stockholder. In connection with any claim which may give rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person other than the Indemnified Party, the Stockholder, at its cost and expense, may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if the Stockholder acknowledges to the Indemnified Party in writing the obligation of the Stockholder to indemnify the Indemnified Party with respect to all elements of such claim. If the Stockholder assumes the defense of any such claim or legal proceeding, the Stockholder shall select counsel reasonably acceptable to the Indemnified Party to conduct the defense of such claims or legal proceedings and at the sole cost and expense of the Stockholder shall take all steps necessary in the defense or settlement thereof. The Stockholder shall not consent to a settlement of, or the entry of any judgment arising from, any such claim or legal proceeding, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. If the Stockholder does not assume the defense of any such claim or litigation resulting therefrom within 15 days after the date such claim is made: (a) the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Stockholder, on such terms as the Indemnified Party may deem appropriate, and (b) the Stockholder shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Stockholder thereafter seeks to question the manner in which the Indemnified Party defended such third party claim or the amount or nature of any such settlement, the Stockholder shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third party claim in a reasonably prudent manner.

                8.04 Payment of Indemnification Obligation. All indemnification by the Stockholder hereunder and any indemnification by the Company if the Closing does not occur, shall be effected by payment of cash or delivery of a cashier's or certified check in the amount of the indemnification liability or, at the election of the Stockholder, by delivery and transfer to the Buyer of Buyer Shares, having an aggregate value in the amount of the indemnification liability. For purposes hereof, the value of a share of Buyer Common Stock delivered in payment of an indemnification liability shall equal the average of the reported closing price of a share of Buyer Common Stock on the Nasdaq National Market for the ten (10) trading days immediately preceding such payment. Notwithstanding anything contained herein to the contrary, any amounts (i) paid by the Stockholder to the Buyer in respect of Section 7 hereof,
(ii) paid by the Stockholder in cash to employees of the Company in respect of amounts due under Section 5.08 for which the Buyer shall incur a liability for Taxes (not otherwise satisfied directly or reimbursed to Buyer by the Stockholder), (iii) due to the Buyer under the provisions of

Section 9.06 or (iv) paid by the Stockholder to the Buyer in respect of a breach by the Stockholder or the Company of any of the representations or warranties included in Section 3.19 with respect to the claims against the Company by BSV (as defined in the Disclosure Schedule), shall be paid to the Buyer in cash and without reference to either of the dollar limitations set forth in Section 8.06 below.

                8.05 Survival of Representations; Claims for Indemnification. All representations and warranties made by the Stockholder and the Company in this Agreement, or in any instrument or document furnished in connection with this Agreement or the transactions contemplated hereby, shall survive the Closing and any investigation at any time made by or on behalf of the Indemnified Party for a period of two years. Notwithstanding the foregoing, the representations and warranties relating to tax matters shall be governed by
Section 7 hereof, and the representations set forth in Sections 3.22 and 3.23 shall survive for the longer of two years or any applicable statute of limitations. If a notice is asserted in writing prior to the termination of such representation and warranty and identified as a claim for indemnification pursuant to this Section 8, then (notwithstanding the expiration of such time period) the representation or warranty applicable to such claim shall survive until, but only for purposes of, the resolution of such claim. Claims which are based upon fraud by the Stockholder shall survive until finally resolved and satisfied in full.

                8.06 Limitations. Notwithstanding anything to the contrary herein, (a) the aggregate liability of the Stockholder and, if the Closing does not occur, the Company for Losses under this Section 8 shall not exceed $22,000,000 and (b) the Stockholder and, if the Closing does not occur, the Company shall be liable under this Section 8 for only that portion of the aggregate Losses which exceeds $50,000, subject, however, to the provisions of the last sentence of Section 8.04. Except with respect to claims based on fraud, claims covered in Section 7 hereof and the rights of a party hereto in accordance with Section 12.12 hereof, the rights of an Indemnified Party under this Section 8 shall be the exclusive remedy of the Indemnified Party with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Company or the Stockholder contained in this Agreement. If the Closing occurs, the Stockholder shall not have any right of contribution against the Company with respect to any breach by the Company of any of its representations, warranties, covenants or agreements.

        9.      Post-Closing Agreements

                Each of the Stockholder and Buyer, as applicable, agrees that from and after the Closing Date:

                9.01    Proprietary Information.

                        (a) The Stockholder and each Affiliate shall hold in confidence and shall use commercially reasonable efforts (or, if more stringent, the policies and procedures it uses itself with respect to its own confidential information of similar value) to have all officers, directors and personnel who continue after the Closing to be employed by the Stockholder or any Affiliate thereof to hold in confidence all knowledge and information of a secret or confidential nature with respect to the business of the Company and not to disclose, publish or make use of the same without the written consent of the Buyer, except to the extent that such information shall have become public knowledge other than by breach of this Agreement by the Stockholder.

                        (b) If (i) the employment of an officer, director or other employee of the Stockholder or any Affiliate thereof, to whom secret or confidential knowledge or information concerning the business of the Company has been disclosed, is terminated and (ii) such individual is subject to an obligation to maintain such knowledge or information in confidence after such termination, the Stockholder shall, upon request by the Buyer, take all reasonable steps at its expense to enforce such confidentiality obligation in the event of an actual or threatened breach thereof.

                        (c) The Stockholder agrees that the remedy at law for any breach of this Section 9.01 would be inadequate and that the Buyer shall be entitled to injunctive relief in addition to any other remedy it may have upon breach of any provision of this Section 9.01.

                9.02 No Solicitation or Hiring of Former Employees. For a period of two years after the Closing Date, neither the Stockholder nor any Affiliate thereof shall (a) solicit (except for advertisements in publications of general circulation) any person who was an employee of the Company on the date hereof or the Closing Date to terminate his employment with the Buyer (or the Company, as the case may be) or to become an employee of the Stockholder or any Affiliate thereof, or (b) hire any person who was such an employee on the date hereof or on the Closing Date.

                9.03    Non-Competition Agreement.

                        (a) For the consideration contained in Section 1.03, for a period of five years after the Closing Date, neither the Stockholder nor any Affiliate thereof shall, except as an officer or employee of the Company, solicit customers of the Company, other than an Affiliate of the Stockholder, to replace in whole or in part any product of the Company with any competitive software product.

                        (b) Neither the Stockholder nor any Affiliate thereof shall develop, manufacture, market or sell any product which is directly derived from confidential or proprietary information of the Company; however, Buyer acknowledges that Stockholder and its Affiliates are engaged in the businesses of developing and marketing information management and information processing software, including database search engines, and will not be restricted in its current or future activities except in accordance with the law or as set forth elsewhere in this Agreement.

                        (c) The parties hereto agree that the duration and scope of the provisions set forth in this Section 9.03 are reasonable. In the event that any court of competent jurisdiction determines that the duration or scope, or both, are unreasonable and that such provision is to that extent unenforceable, the parties hereto agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The Stockholder agrees that damages are an inadequate remedy for any breach of this Section 9.03 and that the Buyer shall, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this non-competition provision.

                9.04 Strategic Relationship. As soon as practicable following the Closing, the Stockholder and Buyer will enter into good faith discussions to explore the possibility of a more extensive commercial relationship between the Buyer and its Affiliates and the Stockholder and its Affiliates relating to the future Internet-based commerce activities of Stockholder and its Affiliates.

                9.05 Options. Promptly following the Closing, Buyer will grant to all employees of the Company options to purchase Buyer Common Stock under Buyer's stock option plan. Stockholder shall be reasonably satisfied that the terms of, and number of shares covered by, such grants are not less favorable to the employees of the Company than the options most recently granted to employees of Buyer. Notwithstanding the foregoing, if and to the extent that Buyer's stock option plan does not have sufficient shares authorized and unallocated to grant such options, the Board of Directors of Buyer shall recommend that such shares be authorized at the next annual meeting of stockholders of Buyer, and such options shall be granted as soon as practicable following such stockholder approval.

                9.06    Accounts Receivable.

                        (a) As soon as practicable after the Closing Date, Buyer shall cause the Company to furnish the Stockholder with a complete and correct list (the "Receivables List") of the accounts receivable of the Company as of the Closing Date (the "Closing Receivables"). Buyer shall furnish the Stockholder with access to all such records and other information as the Stockholder may reasonably require to verify the amounts collected by Buyer with respect to the Closing Receivables.

                        (b) For a period of 150 days after the Closing Date, Buyer shall cause the Company to use commercially reasonable efforts to collect all of the Closing Receivables in accordance with billing and collection practices no less diligent than those applied by Buyer in the collection of its own accounts receivable (provided that Buyer and the Company shall not be obligated to commence litigation to collect Closing Receivables) and Buyer shall deliver to the Stockholder, on or before each fifteenth calendar day of June and October 1997 a collection report ("Collection Report") setting forth:

                         (i)the amount of collections of Closing Receivables
during the immediately preceding three calendar months;

                         (ii)the amount of Closing Receivables outstanding at
the end of the calendar month immediately preceding the date of such report;

                         (iii)if applicable, the amount of any Closing
Receivables reclassified as uncollectible during the immediately preceding three calendar months in accordance with Buyer's normal accounting policies and practices; and

                         (iv)if and to the extent requested by the Stockholder,
the name of any payor of a Closing Receivable during the three calendar months immediately preceding the date of such report, the date and amount of each such payment and, if available, an identification of the invoice or invoices to which each such payment relates.

                        (c) For the purpose of determining amounts of Closing Receivables collected by the Company or Buyer, (i) if a payment is specified by the account-debtor as being in payment of a specific Closing Receivable, the payment shall be applied to that receivable and (ii) all payments by an account-debtor that are not specified as being in payment of a specific receivable shall be applied to accounts receivable due in such amount from that account-debtor to the Company (or in the case of multiple accounts receivable in the same amount, to the earliest such receivable, except to the extent that such account-debtor has given notice that it is disputing or otherwise refusing to pay any specific receivable in whole or in part).

                        (d) Buyer and the Company shall not compromise, settle or adjust the amount of any of the Closing Receivables without the prior written consent of the Stockholder. Buyer and the Company shall apply the same policies and practices to the extension of credit to an account-debtor which has a Closing Receivable that Buyer would apply if that account-debtor had a comparable outstanding account receivable to Buyer. Buyer shall not solicit the payment of other accounts receivable owed to Buyer, the Company or any other affiliate of Buyer in preference to Closing Receivables.

                        (e) At the request and expense of the Stockholder, Collection Reports and supporting documentation may be audited from time to time by the Stockholder's independent certified public accountants on reasonable prior notice, during the Company's normal business hours and in such a manner so as to not disrupt the Company's ordinary course of operations. In connection with Closing Receivables reported at any time as uncollectible, Buyer and the Company shall afford the Stockholder reasonable opportunity to review the history of each such Closing Receivable.

                        (f) To the extent that Buyer or the Company have not collected the full amount of the Closing Receivables reflected on the Receivables List (less the allowances for uncollectible accounts receivable and sales returns and concessions shown on the Unadjusted Balance Sheet), after giving effect to all adjustments, concessions and settlements made and any reasonable collection fees paid, in each case in accordance

             Confidential Materials omitted and filed separately
                 with the Securities and Exchange Commission
                       Asterisks denote such omissions

 with paragraph (b) hereof, by the date that is 150 days after the Closing Date (the "Settlement Date"), then Buyer shall submit to the Stockholder an itemized statement of all uncollected Closing Receivables reflected on the Receivables List (less the amount of the reserve shown thereon), and the Stockholder shall remit to Buyer the amount set forth in such statement within 30 days after receipt of such statement.

                9.07 Purchase of Products. The Stockholder agrees that following the Closing Date it and its Affiliates shall purchase currently deliverable products and/or prepay guaranteed minimum royalties of the Company in a non-refundable amount equal to no less than ************ prior to March 31, 1997. The Stockholder will not unreasonably withhold approval of terms which Buyer reasonably believes will allow the Company to recognize the revenue prior to March 31, 1997 with respect thereto on a basis consistent with USGAAP.

                9.08 Employee Benefits Plan. Promptly following the Closing the Stockholder shall terminate all Company employees' participation in any Employee Benefit Plan and all post-Closing Company liabilities with respect thereto shall have been discharged.

        10.     Termination.

                10.01 Termination of Agreement. The parties may terminate this Agreement prior to the Closing, as provided below:

                        (a) the parties may terminate this Agreement by mutual written consent;

                        (b) the Buyer may terminate this Agreement by giving written notice to the Company and the Stockholder in the event the Company or the Stockholder is in breach, and the Company or the Stockholder may terminate this Agreement by giving written notice to the Buyer in the event the Buyer is in breach, of any material representation, warranty, or covenant contained in this Agreement, and such breach is material and is not remedied within 10 days of delivery of written notice thereof;

                        (c) the Buyer may terminate this Agreement by giving written notice to the Company and the Stockholder if the Closing shall not have occurred on or before the 60th day following the date of this Agreement by reason of the failure of any condition precedent under Section 6.01 hereof (unless the failure results primarily from a breach by the Buyer of any representation, warranty or covenant contained in this Agreement); or

                        (d) the Company or the Stockholder may terminate this Agreement by giving written notice to the Buyer if the Closing shall not have occurred on or before the 60th day following the date of this Agreement by reason of the failure of any condition precedent under Section 6.02 hereof (unless the failure results primarily from a breach by the Company or the Stockholder of any representation, warranty or covenant contained in this Agreement).

                10.02 Effect of Termination. If any party terminates this Agreement pursuant to Section 10.01, all obligations of the parties hereunder shall terminate without any liability of any party to any other party (except for any liability of any party for breaches of this Agreement); provided, however, that the confidentiality provisions contained herein shall survive any such termination.

        11.     Dispute Resolution

                11.01 General. In the event that any dispute should arise between the parties hereto with respect to any matter covered by this Agreement, including, without limitation, the calculation of the Closing Net Worth of the Company, the parties hereto shall resolve such dispute in accordance with the procedures set forth in this Section 11.

                11.02 Consent of the Parties. In the event of any dispute between the parties with respect to any matter covered by this Agreement, the parties shall first use their best efforts to resolve such dispute among themselves. If the parties are unable to resolve the dispute within 30 calendar days after the commencement of efforts to resolve the dispute, the dispute (including, if necessary, whether such dispute is arbitrable) will be submitted to arbitration in accordance with Subsection 11.03 hereof.

                11.03   Arbitration.

                        (a) Either the Buyer or the Stockholder may submit any matter referred to in Subsection 11.02 hereof to arbitration by notifying the other parties hereto, in writing, of such dispute. Within 10 days after receipt of such notice, the Buyer and the Stockholder shall designate in writing one arbitrator to resolve the dispute; provided, that if the parties hereto cannot agree on an arbitrator within such 10-day period, the arbitrator shall be selected by the American Arbitration Association. The arbitrator so designated shall not be an employee, consultant, officer, director or stockholder of any party hereto or any Affiliate of any party to this Agreement.

                        (b) Within 15 days after the designation of the arbitrator, the arbitrator, the Buyer and the Stockholder shall meet, at which time the Buyer and the Stockholder shall be required to set forth in writing all disputed issues and a proposed ruling on each such issue.

                        (c) The arbitrator shall set a date for a hearing, which shall be no later than 30 days after the submission of written proposals pursuant to paragraph (b) above, to discuss each of the issues identified by the Buyer and the Stockholder. Each such party shall have the right to be represented by counsel. The arbitration shall be governed by the commercial arbitration rules of the American Arbitration Association; provided, that the arbitrator shall have sole discretion with regard to the admissibility of evidence.

                        (d) The arbitrator shall use his best efforts to rule on each disputed issue within 30 days after the completion of the hearings described in paragraph (c) above. The determination of the arbitrator as to the resolution of any dispute shall be binding and conclusive upon all parties hereto. All rulings of the arbitrator shall be in writing and shall be delivered to the parties hereto.

                        (e) Each party in any arbitration shall be responsible for its own fees and expenses, except as otherwise determined by the arbitrator.

                        (f)     Any arbitration pursuant to this Subsection
11.03 shall be conducted in Boston, Massachusetts. Any arbitration award may be entered in and enforced by any court having jurisdiction thereover and the parties hereby consent and commit themselves to the jurisdiction of the courts of The Commonwealth of Massachusetts and the United States District Courts for Massachusetts for purposes of the enforcement of any arbitration award.

        12.     Miscellaneous.

                12.01 Press Releases and Announcements. No party shall issue any press release or public disclosure relating to the subject matter of this Agreement without the prior approval of the other parties; provided, however, that any party may make any public disclosure it believes in good faith is required by law, regulation or the rules of any applicable stock exchange where the securities of any party or its Affiliate are listed (in which case the disclosing party shall advise the other parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

                12.02 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

                12.03 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, with respect to the subject matter hereof.

                12.04 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights or interests, or obligations hereunder except to an Affiliate, without the prior written approval of the other parties. Notwithstanding any such assignment each party shall remain primarily liable for its obligations hereunder and not as a surety.

                12.05 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                12.06 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                12.07 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

                If to the Company
                prior to Closing to:             Copy to:

                Folio Corporation                Henry Horbaczewski, Esq.
                5072 North 300 West              Reed Elsevier Inc.
                Provo, Utah  84604               275 Washington Street
                Attn:  President                 Newton, MA  02158-1630


                If to the Company
                after the Closing:               Copy to:

                Folio Corporation                Hale and Dorr LLP
                c/o Open Market, Inc.            60 State Street
                245 First Street                 Boston, MA  02109
                Cambridge, MA  02142             Attn:  John H. Chory, Esq.
                Attn:  Legal Counsel


                If to the Buyer:                 Copy to:

                Open Market, Inc.                Hale and Dorr LLP
                245 First Street                 60 State Street
                Cambridge, MA 02142              Boston, MA  02109
                Attn: Legal Counsel              Attn: John H. Chory, Esq.

                If to the Stockholder:           Copy to:

                Reed Elsevier Inc.               Henry Horbaczewski, Esq.
                200 Park Avenue                  Reed Elsevier Inc.
                New York, NY  10166              275 Washington Street
                Attn:  I. Malcolm Highet         Newton, MA  02158-1630


Any party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

                12.08 Governing Law. This Agreement shall be governed by and construed in accordance with the internal law (and not the law of conflicts) of The Commonwealth of Massachusetts.

                12.09 Amendments and Waivers. The parties may mutually amend any provision of this Agreement at any time. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties. No waiver by any party of any default, misrepresenta-tion, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

                12.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

                12.11 Expenses. Each of Buyer and Stockholder shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Stockholder shall bear the Company's costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, that the Company shall bear the accounting expenses related to the normal auditor's review of the Company's financial statements for the year ended December 31, 1996, which expenses shall be deemed to be not in connection with this Agreement and the transactions contemplated hereby.

                12.12 Specific Performance. Each of the parties acknowledges and agrees that one or more of the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

                12.13 Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Terms of inclusion shall be construed to mean including without limitation.

                12.14 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


OPEN MARKET, INC.


By:  /s/ Regina O. Sommer
   ------------------------------

Title:  Chief Financial Officer
      ---------------------------


REED ELSEVIER INC.


By:  /s/ Henry Z. Horbaczewski
   ------------------------------

Title: Vice President
      ---------------------------

FOLIO CORPORATION

By  /s/ Henry Z. Horbaczewski
    -----------------------------

Title:  Vice President
      ---------------------------